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Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (EST) on July 27, 2004

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher

973-948-1774, dale.thatcher@selective.com

Selective Insurance Group Reports

2004 2nd Quarter Earnings

Operating income1 up 64%

Net premiums written up 14% to $349 million

Branchville, NJ - July 27, 2004 - Selective Insurance Group, Inc. (Nasdaq: SIGI), today reported net income of $28.9 million, or $0.92 per diluted share, for the second quarter ended June 30, 2004, an increase of 46%, compared with $19.7 million, or $0.72 per diluted share, for the same period last year. Operating income1 increased 64%, to $28.8 million, or $0.92 per diluted share, for the second quarter 2004, compared with $17.6 million, or $0.64 per diluted share, for the second quarter 2003.

Net premiums written increased 14% to $349.3 million in the second quarter 2004 compared with the same period last year. Selective's GAAP combined ratio for the quarter improved more than five points to 95.7%, compared with 100.9% in the second quarter of 2003. For the same period, the statutory combined ratio improved to 95.0%, compared with 99.6%. Weather-related catastrophe losses accounted for 0.8 points of the statutory combined ratio for the quarter, or $1.7 million after-tax. There were no catastrophe losses in the second quarter of 2003.

Selective Insurance Group, Inc., Chairman, President and CEO Gregory E. Murphy stated: "This was an excellent quarter for the company driven by ongoing improvements in both our commercial lines and personal lines operations. Our strategy to become the market of choice for our agents is producing more profitable business and increasing

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1Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights, and Reconciliation to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

commercial lines market share throughout our 20-state footprint. For the quarter, commercial lines premiums, which represent 83% of our business, were up 16%; commercial renewal pricing was up 9%; retention improved two points to 83% from year-end; and the commercial lines statutory combined ratio dropped almost four points, to 95.5%, compared with second quarter 2003. With increases in premiums continuing to outpace loss trends, the outlook for commercial business remains favorable.

"Our personal lines operation showed significant improvement for the period. The statutory combined ratio, which includes the flood operation, fell 8.3 points, to 92.2%, compared with the same period last year, driven by solid gains in both the automobile and homeowners' lines. Our New Jersey personal automobile business generated a statutory combined ratio of 93.3% for the quarter, down from 100.6% at this time last year, with positive trends also continuing in our personal lines expansion states."

According to A.M. Best, Selective is now the 54th largest property and casualty company in the United States, based on 2003 net premiums written, up from No. 61 last year. Murphy added, "Our focus on profitable growth is built upon solid relations with the independent insurance agents who sell and service our products, as well as a "high-tech, high-touch" business approach that makes it easy for agents and customers to do business with us. We believe that ongoing advances in our technology and processing capability, coupled with our field based business model, will continue to accelerate Selective's competitive position in the property and casualty insurance sector."

Revenue for the second quarter 2004 increased 15% to $382.1 million, compared with second quarter 2003. Revenue at the Company's Diversified Insurance Services was up 12%, to $26.4 million, while return on revenue increased to 8.5%, compared with 7.6% for the second quarter 2003.

The Company reported net income of $56.4 million, or $1.80 per diluted share, for the six months ended June 30, 2004. Operating income1 was $52.8 million, or $1.69 per diluted share, for the six-month period. For the comparable period last year, the Company reported net income of $27.8 million, or $1.01 per diluted share, and operating income of $23.0 million, or $0.84 per diluted share. Selective's GAAP combined ratio improved to 96.7% for the six months, compared with 103.8% for the six-month period ended June 30, 2003. For the same period, the statutory combined ratio improved to 95.3%, compared with 101.9%.

Stockholders' equity at June 30, 2004 was up 9% to $779.4 million compared with June 30, 2003. For the same period, book value per share increased 6%, to $28.03. The Board of Directors declared a $0.17 per share quarterly cash dividend on its common stock payable Sept. 1, 2004 to stockholders of record on Aug. 16, 2004.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. The webcast of Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on July 28, 2004, at www.selective.com. The webcast will be available for rebroadcast until the close of business on August 27, 2004.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

This press release contains certain statements that are not historical facts and are considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which can be identified by terms such as may, will, could, would, should, expect, plan, anticipate, target, project, intend, believe, estimate, predict, potential, seek, likely, or continue or other comparable terminology. Such forward-looking statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by the forward-looking statements.  These statements are only predictions and we can give no assurance that such expectations will prove to be correct. These risks and uncertainties include, but are not limited to:

  The frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
  Adverse economic, market or regulatory conditions;
  Our concentration in a number of east coast and Midwestern states;
  The adequacy of loss reserves;
  Reinsurance costs and availability;
  Our ability to collect on reinsurance and the solvency of Selective's reinsurers;
  Uncertainties related to insurance rate increases and business retention;
  Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;
  Our ability to maintain favorable ratings from A.M. Best, Standard & Poor's, Moody's and Fitch;
  Fluctuations in interest rates and the performance of the financial markets;
  Our entry into new markets and businesses; and
  Other risks and uncertainties we identify in filings with the Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K; although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation To Comparable
GAAP Measures

(in thousands, except per share data)

3 months ended June 30:	2004	2003
Net premiums written	$349,250	306,863
Net premiums earned	325,986	276,139
Net investment income	28,662	29,436
Diversified insurance services revenue	26,395	23,481
Total revenues	382,137	333,087

Operating income	28,774	17,559
Capital gain, after-tax	100	2,190

Net income	$28,874	19,749
	=======	======

Statutory combined ratio	95.0%	99.6%
GAAP combined ratio	95.7%	100.9%

Operating income per diluted share	$0.92	0.64
Net income per diluted share	0.92	0.72
Weighted average diluted shares	32,402	27,521
Book value per share	$28.03	26.37

(in thousands, except per share data)

6 months ended June 30:	2004	2003
Net premiums written	$724,512	630,266
Net premiums earned	641,292	543,186
Net investment income	58,122	56,779
Diversified insurance services revenue	50,626	44,819
Total revenues	757,257	653,572

Operating income	52,827	23,013
Capital gain, after-tax	3,575	4,773

Net income	$56,402	27,786
	=======	======

Statutory combined ratio	95.3%	101.9%
GAAP combined ratio	96.7%	103.8%

Operating income per diluted share	$1.69	0.84
Net income per diluted share	1.80	1.01
Weighted average diluted shares	32,311	27,429
Book value per share	$28.03	26.37

*All amounts included in this release exclude inter-company transactions.